Exhibit 4.6

Consent of Independent Registered Accounting Firm

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form 20-F (the “Registration Statement”) of New Found Gold Corp. (the “Company”) of our report dated April 29, 2021 relating to the financial statements of the Company for the year ended December 31, 2020, and our report dated December 23, 2020 relating to the financial statements of the Company for the years ended December 31, 2019, 2018 and 2017. We also consent to the reference to our firm under the heading “Statements by Experts” in this Amendment No. 2 to the Registration Statement.

/s/ Crowe MacKay LLP

Chartered Professional Accountants

Vancouver, British Columbia, Canada
May 7, 2021